Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223669

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 13, 2018)

9 METERS BIOPHARMA, INC.
Up to $40,000,000
Common Stock

We have entered into a Sales Agreement, dated July 22, 2020, with SunTrust Robinson Humphrey, Inc., or SunTrust, relating to shares of our common stock, par value $0.0001 per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell our common stock having an aggregate offering price of up to $40 million from time to time through SunTrust acting as our sales agent, at our discretion.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NMTR”. On July 21, 2020, the last reported sale price of our common stock as reported on the Nasdaq Capital Market was $0.5796 per share.

Sales of our common stock, if any, under this prospectus supplement may be made in sales deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, or in privately negotiated transactions. Subject to terms of the Sales Agreement, SunTrust is not required to sell any specific number or dollar amount of securities but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between SunTrust and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

SunTrust will be entitled to a commission of 3.0% of the gross sales price per share sold under the Sales Agreement. See “Plan of Distribution” beginning on page S-15 for additional information regarding SunTrust’s compensation. In connection with the sale of our common stock on our behalf, SunTrust may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of SunTrust may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to SunTrust against certain civil liabilities, including liabilities under the Securities Act.

We are an “emerging growth company” under the federal securities laws and, as such, we are subject to reduced public company disclosure standards.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT, AND UNDER SIMILAR HEADINGS IN THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

SunTrust Robinson Humphrey

The date of this prospectus supplement is July 22, 2020

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, dated July 13, 2018, provides more general information, some of which does not apply to this offering. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference that was filed with the U.S. Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC, using a “shelf” registration process. The $40 million of common stock that may be offered, issued and sold under this prospectus is included in the $175 million of securities originally registered be offered, issued and sold by us pursuant to our shelf registration statement. As of the date of this prospectus supplement, we have sold an aggregate of approximately $20.2 million of securities in prior offerings, which leaves an aggregate of approximately $154.8 million available under the shelf registration statement, including the $40 million being offered hereby. This prospectus is deemed a prospectus supplement to the accompanying prospectus included in the registration statement of which this prospectus forms a part.

We have not, and the sales agent has not, authorized anyone to provide you with information different from that which is contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may authorize for use in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. No one is making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only and that any information we have incorporated by reference or included in the accompanying prospectus is accurate only as of the date given in the document incorporated by reference or as of the date of the accompanying prospectus, as applicable, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any related free writing prospectus, or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context indicates otherwise, references in this prospectus to “9 Meters”, “Company”, “we”, “us” and “our” refer to 9 Meters Biopharma, Inc. and its subsidiaries. Furthermore, in May 2020 we changed the name of our company from Innovate Biopharmaceuticals, Inc. to 9 Meters Biopharma, Inc. Accordingly, any reference to Innovate Biopharmaceuticals, Inc. in the accompanying prospectus means 9 Meters Biopharma, Inc.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus supplement. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our securities, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” on page S-8 of this prospectus supplement, on page 3 in the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement, and the consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

Recent Acquisitions

On May 4, 2020, we merged with RDD Pharma, Ltd., or RDD, as a wholly owned subsidiary. Prior to that time, our name was Innovate Biopharmaceuticals, Inc. and in connection with that merger we changed our name to 9 Meters Biopharma, Inc. RDD was an Israeli company focused on orphan and innovative therapies for gastrointestinal disorders.

On May 6, 2020, we acquired Naia Rare Diseases, Inc., a company developing drugs for the treatment of short bowel syndrome and other rare gastrointestinal diseases.

Company Overview

9 Meters Biopharma, Inc. is a clinical-stage biotechnology company focused on orphan, rare and unmet needs in gastroenterology. The Company’s pipeline includes drug candidates for celiac disease, short bowel syndrome (SBS) and two candidates for undisclosed rare and/or orphan diseases. Our pipeline is summarized below:

Short Bowel Syndrome (SBS)

NM-002 is a long-acting injectable GLP-1 agonist being developed for SBS, a debilitating orphan disease with a large underserved market. It affects up to 20,000 people in the U.S. with similar prevalence in Europe. Short bowel syndrome is a group of problems related to poor absorption of nutrients. People with short bowel syndrome cannot absorb enough water, vitamins, minerals, protein, fat, calories, and other nutrients from food. It is a severe disease with life changing consequences such as impaired intestinal absorption, diarrhea and metabolic complications. Patients have life-long dependency on Total Parenteral Nutrition (TPN) with complex parenteral support to survive with risk of life-threatening infections and extra-organ impairment.

The compound links exenatide, a GLP-1 analogue, to a long-acting linker technology and is designed specifically to address the gastric effects in SBS patients by slowing digestive transit time. The asset uses proprietary XTEN® technology to extend the half-life of exenatide, allowing for once- to twice-per-month dosing, thus potentially increasing convenience for patients and caregivers. NM-002 is patent-protected and has received orphan drug designation by the FDA. The Company plans to start a phase 1b/2a study in 2020 in adult patients suffering from SBS.

Celiac Disease (CeD)

In 2019, we initiated a Phase 3 clinical trial for our lead drug candidate, larazotide acetate or larazotide, for the treatment of celiac disease. Larazotide has the potential to be a first-to-market therapeutic for celiac disease, an unmet medical need affecting an estimated 1% of the U.S. population or more than 3 million individuals. Patients with celiac disease have no treatment alternative other than a strict lifelong adherence to a gluten-free diet, which is difficult to maintain and can be deficient in key nutrients. Additionally, current FDA labeling standards allow up to 20 parts per million (ppm) of gluten in “gluten-free” labeled foods, which contains enough gluten to cause celiac symptoms in many patients, including abdominal pain, abdominal cramping, bloating, gas, headaches, ataxia, “brain fog” and fatigue. Long-term ramifications of celiac disease include enteropathy associated T-cell lymphoma (EATL), osteoporosis and anemia.

Larazotide is being investigated as an adjunct to a gluten-free diet for celiac patients who continue to experience symptoms despite adhering to a gluten-free diet. Due to the difficulty of maintaining a gluten-free diet due to lack of easy access to and the higher cost of gluten-free foods, contamination from gluten as well as social pressures, it is estimated that more than half the celiac population experiences multiple, potentially debilitating, symptoms per month. A study from the U.K. indicates that more than 70% of patients diagnosed with celiac disease consume gluten either intentionally or inadvertently (Hall et al. 2013).

Larazotide is an 8-amino acid peptide formulated into an orally administered capsule and has been tested in nearly 600 celiac patients with statistically significant improvement in celiac symptoms. The FDA has granted larazotide Fast Track Designation for celiac disease. Larazotide’s safety profile has been similar to placebo. Additionally, larazotide’s mechanism of action as a tight junction regulator is a new approach to treating autoimmune diseases, such as celiac disease. Multiple pre-clinical studies have shown larazotide causes a reduction in permeability across the intestinal epithelial barrier, making it the only drug candidate known to us which is in clinical trials with this mechanism of action.

With the release of the Phase 2b trial data in 342 celiac patients at the 2014 Digestive Disease Week conference, larazotide became the first and the only drug for the treatment of celiac disease (published data), which met its primary efficacy endpoint with statistical significance. The Phase 2b data showed statistically significant (p=0.022) reduction in abdominal and non-GI (headache) symptoms as measured by the patient reported outcome primary end point for celiac disease created specifically for celiac disease and wholly owned by us (“CeD PRO”). Larazotide has been shown to be safe and effective after being tested in several clinical trials involving nearly 600 patients, most recently in the Phase 2b trial for celiac disease. After a successful End-of-Phase 2 meeting with the FDA, which confirmed the regulatory path forward, we launched the Phase 3 registration program in 2019 and dosed the first patient in August 2019, with top-line data expected in 2021 We have approximately 100 active clinical trial sites with three treatment groups, 0.25 mg of larazotide, 0.5 mg of larazotide and a placebo arm. Site activation and patient enrollment have recently been impacted by the announcement of the RDD Merger and the COVID-19 pandemic. We continue to monitor the evolving situation with COVID-19, which is likely to directly or indirectly impact the pace of enrollment over the next several months. We currently anticipate a readout from the trial in 2021.

NM-003 is a proprietary long-acting GLP-2 agonist and NM-004 is a double-cleaved mesalamine with an immunomodulator. These two assets are being evaluated for development in rare and/or orphan indications.

Corporate Information

We were incorporated under the laws of Delaware under the name Monster Digital, Inc. in November 2010 as a private company. We completed our initial public offering in July 2016. In January 2018, we acquired Innovate Biopharmaceuticals Inc. (“Private Innovate”) through its merger with a wholly owned subsidiary of ours, with Private Innovate surviving as our wholly owned subsidiary. As part of that transaction, Monster Digital, Inc. changed its name to Innovate Biopharmaceuticals, Inc. At that time, we also changed the focus of our business to pharmaceutical research and development. In April 2020, we acquired RDD Pharma, Ltd. through its merger with a wholly owned subsidiary of ours, with RDD Pharma, Ltd. surviving as our wholly owned subsidiary. As part of that transaction, we changed our name from Innovate Biopharmaceuticals, Inc. to 9 Meters Biopharma, Inc. In May 2020, we acquired Naia Rare Diseases, Inc. through its merger with a wholly owned subsidiary of ours.

Our principal executive offices are located at 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615 and our telephone number is (919) 275-1933. Our corporate website address is www.9meters.com. Our Annual Reports on Form 10-K,

Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be made available free of charge on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The contents of our website are not incorporated into this prospectus supplement and our reference to the URL for our website is intended to be an inactive textual reference only.

This prospectus supplement and the accompanying prospectus contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act and therefore we may take advantage of certain exemptions from various public company reporting requirements. As an “emerging growth company”:

•	we will present no more than two years of audited financial statements and no more than two years of related management’s discussion and analysis of financial condition and results of operations;

•
we will avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act (this exemption was recently extended indefinitely for smaller reporting companies, as defined in Rule 12b-2 of the Exchange Act, with revenue of less than $100 million);

•	we will provide less extensive disclosure about our executive compensation arrangements; and

•	we will not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

However, we have chosen to irrevocably opt out of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards. We will remain an “emerging growth company” for up to five years, although we will cease to be an “emerging growth company” upon the earliest of (1) December 31, 2021, (2) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more, (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities, and (4) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $40 million.

Common stock to be outstanding after the offering
Up to 205,245,998 shares of our common stock, assuming sales of 69,013,112 shares of our common stock in this offering at an assumed offering price of $0.5796 per share, which was the last reported sale price of our common stock on the Nasdaq Capital Market on July 21, 2020. The actual number of shares issued will vary depending on the sales prices at which our common stock is sold under this offering.

Plan of Distribution	“At the market offering” that may be made from time to time through our sales agent, SunTrust. See “Plan of Distribution” on page S-14 of this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” on page S-11 of this prospectus supplement.

Risk Factors
Investing in our common stock involves a high degree of risk. See the information contained in or incorporated by reference under the heading “Risk Factors” on page S-8 of this prospectus supplement, on page 3 in the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and any free writing prospectus that we authorize for use in connection with this offering.

Nasdaq Capital Market symbol	“NMTR”

The number of shares of common stock outstanding is based on an aggregate of 136,232,886 shares outstanding as of June 30, 2020, and excludes:

•
11,680,507 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2020 at a weighted average exercise price of $1.39 per share, under the 9 Meters 2012 Omnibus Stock Incentive Plan and the 2015 Private Plan;

•	14,726,818 shares of common stock reserved for future issuance under the 2012 Omnibus Stock Incentive Plan as of June 30, 2020;

•
1,014,173 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2020 at a weighted-average exercise price of $0.63 per share, under the Option Grant Agreements granted to RDD employees and assumed by the Company in accordance with their terms, pursuant to the Agreement and Plan of Merger with RDD, dated as of October 6, 2019, as amended on December 17, 2019; and

•	39,048,510 shares of common stock issuable upon the exercise of common stock warrants outstanding as of June 30, 2020.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. In particular, you should consider the risk factors described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as may be revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or Current Reports of Form 8-K, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. In addition to those risk factors, there may be additional risks and uncertainties that are not currently known to us or that we currently deem immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The occurrence of any of these risks might cause you to lose all or part of your investment in our common stock.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may at any time, including during the pendency of this offering, offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that might not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering

We have broad discretion in the use of our cash and cash equivalents, including any net proceeds we receive in this offering, and might not use them effectively.

Our management has broad discretion to use our cash and cash equivalents, including any net proceeds we receive in this offering, to fund our operations and could spend these funds in ways that do not improve our results of operations or enhance the value of our common stock, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use to fund our operations, we may invest our cash and cash equivalents, including any net proceeds from this offering, in a manner that does not produce income or that loses value.

Sales of our common stock in this offering, or the perception that such sales may occur, could cause the market price of our common stock to fall.

We may issue and sell shares of our common stock for aggregate gross proceeds of up to $40 million from time to time in connection with this offering. The actual number of shares of common stock that may be issued and sold in this offering, as well as the timing of any such sales, will depend on a number of factors, including, among others, the prices at which any shares are actually sold this offering (which may be influenced by market conditions, the trading price of our common stock and other factors) and our determinations as to the appropriate timing, sources and amounts of funding we need. The issuance and sale from time to time of these new shares of common stock, or the mere fact that we are able to issue and sell these shares in this offering, could cause the market price of our common stock to decline.

Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain future earnings, if any, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of any existing or future debt agreements may preclude us from paying dividends. As a result, we expect that only appreciation of the price of our common stock, if any, will provide a return to investors in this offering for the foreseeable future.

It is not possible to predict the actual number of shares of common stock we will sell under the Sales Agreement, or the gross proceeds resulting from those sales.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to SunTrust at any time throughout the term of the Sales Agreement. The number of shares that are sold through SunTrust after the delivery of a placement notice will fluctuate based on a number of factors, including the market price of our common stock during the sales period, the limits we set with SunTrust in any applicable placement notice, and the demand for our common stock during the sales period. Because the price per share of each share sold will fluctuate during this offering, it is not currently possible to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales.

The RDD merger and acquisition of Naia Rare Diseases will present challenges associated with integrating operations, personnel, and other aspects of the companies and assumption of liabilities.

The results of the combined company following our merger with RDD in April 2020, and acquisition of Naia Rare Diseases in May 2020, will depend in part upon our ability to integrate RDD’s and Naia Rare Diseases’ businesses with our business in an efficient and effective manner. Our attempt to integrate three companies that have previously operated independently may result in significant challenges, and we may be unable to accomplish the integration smoothly or successfully. In particular, the necessity of coordinating geographically dispersed organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration may require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day operations of the businesses of the combined company. In addition, the combined company may adjust the way in which RDD, Naia Rare Diseases or we have conducted our respective operations and utilized our respective assets, which may require retraining and development of new procedures and methodologies. The process of integrating operations and making such adjustments could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. Employee uncertainty, lack of focus, or turnover during the integration process may also disrupt the businesses of the combined company. Any inability of management to integrate the operations of RDD and Naia Rare Diseases into our company successfully could have a material adverse effect on the business and financial condition of the combined company.

In addition, the RDD merger and acquisition of Naia Rare Diseases subject us to contractual or other obligations and liabilities of RDD and Naia Rare Diseases, some of which may be unknown. Although we and our legal and financial advisors have conducted due diligence on RDD and Naia Rare Diseases and their businesses, there can be no assurance that we are aware of all such obligations and liabilities. These liabilities, and any additional risks and uncertainties related to RDD’s or Naia Rare Diseases’ business not currently known to us or that we may currently be aware of, but that prove to be more significant than assessed or estimated by us, could negatively impact the business, financial condition, and results of operations of the combined company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain a number of “forward-looking statements”. Specifically, all statements other than statements of historical facts included in this prospectus regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management at the time these statements were made, as well as assumptions made by and information available to management at that time. When used in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, the words “anticipate”, “believe”, “estimate”, “expect”, “may”, “might”, “will”, “continue” and “intend”, and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our view, as of the date hereof, with respect to future events and are subject to risks, uncertainties and assumptions related to various factors.

You should understand that the following important factors, in addition to those discussed in our periodic reports to be filed with the SEC under the Exchange Act could affect our stock price or future results and could cause those results to differ materially from those expressed in such forward-looking statements:

•	impacts of and uncertainty related to COVID-19;

•	fluctuations in our financial results and stock price, particularly given market conditions and the potential economic impact of COVID-19;

•	our need to raise additional money to fund our operations for the next twelve months as a going concern;

•
risks of our clinical trials including, but not limited to, the costs, design, initiation and enrollment (which could be adversely impacted by COVID-19 and resulting social distancing), timing, progress and results of such trials;

•	our ability to integrate the post-merger operations, personnel, and other aspects of RDD and Naia Rare Diseases;

•	our ability to integrate the RDD and Naia Rare Diseases portfolios of product candidates into our existing business operations;

•	our expectations related to the use of proceeds from our financings;

•	our expectations regarding our ability to fund our operating expenses and capital expenditure requirements with our cash on hand and proceeds from our financings;

•	our ability to meet the requirements for continued listing on the Nasdaq Capital Market;

•	our estimates regarding expenses, future revenue, timing of any future revenue, capital requirements and needs for additional financing;

•	litigation related to our status as a public company, including securities related litigation, breach of fiduciary duty claims or claims regarding alleged internal control failures;

•	our limited operating history;

•	our ability to develop and implement our planned product development, commercialization, marketing and manufacturing capabilities and strategies for our product candidates;

•	the timing of, and our ability to obtain and maintain regulatory approvals for our product candidates;

•	the potential advantages of our product candidates;

•	the rate and degree of market acceptance and clinical utility of our products;

•	our intellectual property position;

•	our ability to attract, integrate and retain key personnel;

•	the impact of government laws and regulations;

•	our competitive position;

•	developments relating to our competitors and our industry;

•	our ability to maintain and establish collaborations or obtain additional funding;

•	general or regional economic conditions;

•	changes in U.S. generally accepted accounting principles, or GAAP; and

•
changes in the legal, regulatory and legislative environments in the markets in which we operate, including impacts of United States government shut-downs on our ability to raise money and obtain regulatory approval for our products.

Although we believe that our expectations (including those on which our forward-looking statements are based) are reasonable, we cannot assure you that those expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in our forward-looking statements.

Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents incorporated by reference herein might not occur.

USE OF PROCEEDS

We may issue and sell up to $40 million of our common stock from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the Sales Agreement with SunTrust as a source of financing.

We intend to use the net proceeds from this offering for general corporate purposes.

As of the date of this prospectus supplement, we cannot specify with certainty any of the particular uses of the proceeds, if any, from this offering. Accordingly, we will retain broad discretion over the use of any such proceeds. Pending the use of the net proceeds, if any, from this offering as described above, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

DILUTION

If you purchase shares in this offering, you will experience dilution to the extent of the difference between the public offering price of the shares and the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of March 31, 2020 was approximately $(12.6) million or $(0.30) per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of our shares of common stock outstanding as of March 31, 2020. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the assumed sale of 69,013,112 shares of our common stock in this offering at an assumed offering price of $0.5796 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on July 21, 2020, and after deducting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2020 would have been approximately $26.1 million, or $0.24 per share. This represents an immediate increase in net tangible book value of $0.54 per share to existing stockholders and immediate dilution of $0.34 per share to investors purchasing our common stock in this offering at the assumed offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share	$0.5796
Net tangible book value per share as of March 31, 2020	$(0.30)
Increase per share attributable to this offering	$0.54
As adjusted net tangible book value per share as of March 31, 2020 after this offering	$0.24
Dilution per share to new investors participating in this offering	$0.34

The number of shares of our common stock that will be issued and outstanding immediately after this offering as shown above is based on 41,324,976 shares of common stock issued and outstanding as of March 31, 2020 and excludes, as of that date:

•
8,746,651 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2020 at a weighted average exercise price of $1.63 per share, under the 9 Meters 2012 Omnibus Stock Incentive Plan and the 2015 Private Plan;

•	3,076,622 shares of common stock reserved for future issuance under the 2012 Omnibus Stock Incentive Plan as of March 31, 2020;

•	12,501,028 shares of common stock issuable upon the exercise of common stock warrants outstanding as of March 31, 2020;

•	42,695,948 shares of common stock issued in the merger with RDD and the acquisition of Naia;

•
1,014,174 shares of common stock issuable upon the exercise of options outstanding at a weighted-average exercise price of $0.63 per share, under the Option Grant Agreements granted to RDD employees and assumed by the Company in May 2020 in accordance with their terms, pursuant to the Agreement and Plan of Merger with RDD, dated as of October 6, 2019, as amended on December 17, 2019;

•	38,277,900 shares of common stock issued upon conversion of the Series A Preferred Stock issued in the May 2020 offering; and

•	38,277,900 shares of common stock underlying the shares of our Series A Preferred Stock issuable upon the exercise of the Broker Warrants and Investor Warrants issued in the May 2020 offering.

The table above assumes for illustrative purposes that an aggregate of 69,013,112 shares of our common stock are sold during the term of the Sales Agreement with the agent at a price of $0.5796 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on July 21,  2020, for aggregate gross proceeds of $40 million. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $0.25 per share in the price at which the shares are sold from the assumed offering price of $0.5796 per share, assuming all of our common stock in the aggregate amount of $40 million during the term of the Sales Agreement with the agent is sold at that price, would increase our adjusted net tangible book value per share after the offering to $0.29 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $0.54 per share, after deducting commissions and estimated offering expenses payable by us. A decrease of $0.25 per share in the price at which the shares are sold from the assumed offering price of $0.5796 per share, assuming all of our common stock in the aggregate amount of $40 million is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $0.16 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $0.17 per share, after deducting commissions and estimated offering expenses payable by us. This information is supplied for illustrative purposes only.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders. To the extent that outstanding options or warrants outstanding as of March 31, 2020 have been or may be exercised or other shares issued, investors purchasing our common stock in this offering may experience further dilution.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with SunTrust, under which we may issue and sell from time to time up to $40 million of our common stock through SunTrust as our sales agent. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, including sales made directly on the Nasdaq Capital Market or any other trading market for our common stock. If authorized by us in writing, the agent may purchase shares of our common stock as principal.

The agent will offer our common stock subject to the terms and conditions of the Sales Agreement on a daily basis or as otherwise agreed upon by us and the agent. We will designate the maximum amount of common stock to be sold through the agent on a daily basis or otherwise determine such maximum amount together with the agent. Subject to the terms and conditions of the Sales Agreement, the agent will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct the agent not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. The agent or we may suspend the offering of our common stock being made through the agent under the Sales Agreement upon proper notice to the other party. The agent and we each have the right, by giving written notice as specified in the Sales Agreement, to terminate the Sales Agreement in each party’s sole discretion at any time.

The aggregate compensation payable to SunTrust as sales agent equals 3.0% of the gross sales price of the shares sold through it pursuant to the Sales Agreement. We have also agreed to reimburse the agent for up to $50,000 of the actual outside legal expenses incurred by the agent and up to $10,000 of filing fees and associated legal expenses of the agent’s outside counsel for filings with the Financial Industry Regulatory Authority in connection with the transactions contemplated by the Sales Agreement. We estimate that the total expenses in connection with the transactions contemplated by the Sales Agreement payable by us, excluding commissions payable to the agent under the Sales Agreement, will be approximately $143,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

The agent will provide written confirmation to us following the close of trading on the Nasdaq Capital Market on each day in which common stock is sold through it as sales agent under the Sales Agreement. Each confirmation will include the number of shares of common stock sold through the agent as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our common stock on our behalf, the agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the agent may be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to the agent against certain liabilities, including liabilities under the Securities Act. As sales agent, the agent will not engage in any transactions that stabilizes our common stock.

Our common stock is listed on the Nasdaq Capital Market and trades under the symbol “NMTR.”

The agent and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received, and may in the future receive, customary fees.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. Certain legal matters relating to this offering will be passed upon for SunTrust by Goodwin Procter LLP, New York, New York.

EXPERTS

Mayer Hoffman McCann P.C., our independent registered public accounting firm, has audited our balance sheets as of December 31, 2019 and 2018, and the related statements of operations and comprehensive loss, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and the related notes, as set forth in their report, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the existence of substantial doubt about our ability to continue as a going concern. We have incorporated by reference the financial statements in this prospectus supplement in reliance on the report of Mayer Hoffman McCann P.C. given on their authority as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are a part of that registration statement, but do not contain all of the information included in the registration statement or the exhibits. You can find our public filings with the SEC on the internet at a web site maintained by the SEC located at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we with the SEC, which means that we can disclose important information to you by referring you to those documents. The documents incorporated by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 20, 2020;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 15, 2020;

•
our Current Reports on Form 8-K, filed with the SEC on January 10, 2020, January 22, 2020, February 12, 2020, February 14, 2020, February 18, 2020, March 12, 2020, March 19, 2020, April 6, 2020, April 9, 2020, April 21, 2020, April 22, 2020, May 4, 2020, May 5, 2020, May 8, 2020, May 11, 2020, May 27, 2020, June 24, 2020, June 29, 2020, June 30, 2020, July 2, 2020, July 6, 2020, and July 21, 2020 and our Current Report on Form 8-K/A filed on June 12, 2020; and

•
the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on June 7, 2016 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be a part hereof and thereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Item 2.02 or

7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus.

Any statement in a document incorporated by reference or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for the purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus are delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus supplement or the accompanying prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information incorporated by reference into this prospectus supplement and the accompanying prospectus. Requests should be directed to the Secretary at 9 Meters Biopharma, Inc., 8480 Honeycutt Road, Suite 120, Raleigh, NC 27615, phone (919) 275-1933. You may also find these documents in the “Investors” section of our website, www.9meters.com. The information on our website is not incorporated into this prospectus supplement or the accompanying prospectus.

PROSPECTUS
Common Stock

Up to $175,000,000 of
Shares of Common Stock
13,990,403 Shares of Common Stock
Offered by Selling Stockholders

We may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, any of the securities described in this prospectus, up to an aggregate maximum amount of $175,000,000.
This prospectus also relates to the disposition from time to time of up to 13,990,403 shares of our common stock (including up to 2,051,771 shares issuable upon exercise of warrants), which are held by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.
The selling stockholders identified in this prospectus, or their permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We provide additional information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” beginning on page 16 of this prospectus. We will not be paying any underwriting discounts or selling commissions in connection with any offering of common stock under this prospectus.
Our common stock is quoted on the Nasdaq Capital Market (“Nasdaq”) under the symbol “INNT.” The last reported sale price of our common stock as reported on Nasdaq on July 5, 2018 was $22.71 per share.
Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 3 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2018.
TABLE OF CONTENTS

1

2

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any of the securities described in this prospectus in one or more offerings up to an aggregate dollar amount of $175,000,000 (of which up to an aggregate of $40 million may be sold in an “at-the-market” offering as defined in Rule 415 of the Securities Act). In addition, the selling stockholders may from time to time sell up to an aggregate amount of 13,990,403 shares of our common stock (including up to 2,051,771 shares issuable upon exercise of warrants) in one or more offerings.
This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the heading “Information Incorporated by Reference.”
The prospectus supplement to be attached to the front of this prospectus may describe, as applicable, the terms of the securities offered; the price paid for the securities; net proceeds; and the other specific terms related to the offering of the securities.
THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to a particular offering. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related issuer free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement nor any related issuer free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.
You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.
Except where the context otherwise requires or where otherwise indicated, the terms “we,” “us,” “our,” “Innovate” and “the Company” refer to Innovate Biopharmaceuticals, Inc., a Delaware corporation, and its consolidated subsidiaries. References to the “selling stockholders” refer to the stockholders listed herein under the heading “Selling Stockholders” and their donees, pledgees, transferees or other successors-in-interest.

i

FORWARD-LOOKING STATEMENTS
The information in this Registration Statement on Form S-3, particularly in the sections entitled “Innovate Business,” and “Innovate Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the information incorporated herein by reference, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. When used in this report, the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “indicate,” “seek,” “should,” “would” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements.
If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, our results could differ materially from the forward-looking statements in this report. All forward-looking statements in this report are current only as of the date of this report. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events except as required by law.

ii

PROSPECTUS SUMMARY
This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company’s business and the risks and uncertainties facing it, you should read this entire prospectus, including but not limited to the information incorporated by reference herein and under the caption “Risk Factors,” beginning on page 3.
Overview
On January 29, 2018, Monster Digital, Inc. (“Monster”) and privately held Innovate Biopharmaceuticals Inc. (“Private Innovate”) completed a reverse recapitalization in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated July 3, 2017, as amended (the “Merger Agreement”), by and among Monster, Monster Merger Sub, Inc. (“Merger Sub”) and Private Innovate, which changed its name in connection with the transaction to IB Pharmaceuticals Inc. (“IB Pharmaceuticals”). Pursuant to the Merger Agreement, Merger Sub merged with and into IB Pharmaceuticals with IB Pharmaceuticals surviving as the wholly owned subsidiary of Monster (the “Merger”). Immediately following the Merger, Monster changed its name to Innovate Biopharmaceuticals, Inc. (“Innovate”). In connection with the closing of the Merger, Innovate’s common stock began trading on the Nasdaq Capital Market under the ticker symbol “INNT” on February 1, 2018. Prior to the Merger, Monster was incorporated in Delaware in November 2010 under the name “Monster Digital, Inc.”
Prior to the Merger, Monster’s primary business focus was the design, development and marketing of premium products under the “Monster Digital” brand for use in high-performance consumer electronics, mobile products and computing applications.
After the Merger, we are a clinical-stage biopharmaceutical company developing novel medicines for autoimmune and inflammatory diseases with unmet needs. Our pipeline includes drug candidates for celiac disease, nonalcoholic steatohepatitis (NASH), Crohn’s and ulcerative colitis. Our lead program, INN-202 (larazotide acetate or larazotide) is entering Phase 3 registration trials in the second half of 2018 and has the potential to be the first-to-market therapeutic for celiac disease, an unmet medical need, which affects an estimated 1% of the North American population or approximately 3 million individuals. Celiac patients have no treatment alternative other than a strict lifelong adherence to a gluten-free diet, which is difficult to maintain and can be deficient in key nutrients. Additionally, current FDA labeling standards allow up to 20 parts per million (ppm) of gluten in “gluten-free” labeled foods, which are sufficient to cause celiac symptoms in many patients, including abdominal pain, abdominal cramping, bloating, gas, headaches, ataxia, ‘‘brain fog,’’ and fatigue. Long-term sequelae of celiac disease include enteropathy associated T-cell lymphoma (EATL), osteoporosis and anemia.
Our principal executive office is currently located at 8480 Honeycutt Road, Suite 120, Raleigh, North Carolina 27615.

THE OFFERING

Common stock offered by the selling stockholders	13,990,403 shares of our common stock (including up to 2,051,771 shares issuable upon exercise of warrants)

Common stock offered by Innovate	Shares of our common stock having an aggregate offering price of up to $175,000,000.

Use of proceeds
Unless otherwise set forth in a prospectus supplement, we currently intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes. Accordingly, we will have significant discretion in the use of any net proceeds. The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

See “Selling Stockholders” and “Plan of Distribution.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

Nasdaq symbol	INNT

RISK FACTORS
Before you invest in our securities, you should be aware that our business faces numerous financial and market risks, including those described below, as well as general economic and business risks. Our securities are speculative, and you should not make an investment in Innovate unless you can afford to bear the loss of your entire investment. Prior to making a decision about investing in our common stock, you should carefully consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by our subsequent filings with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated herein by reference, together with the information in this prospectus and any other information incorporated by reference into this prospectus. Before you decide whether to invest in our securities, you should carefully consider these risks and uncertainties, together with all of the other information included in or incorporated by reference into this prospectus. The risks and uncertainties identified are not the only risks and uncertainties we face. If any of the material risks or uncertainties that we face were to occur, you could lose part or all of your investment.

USE OF PROCEEDS
Unless otherwise set forth in a prospectus supplement, we currently intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes. Accordingly, we will have significant discretion in the use of any net proceeds. The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS
The shares may be offered by the selling stockholders or by pledges, donees, transferees or other successors in interest that receive such shares as a gift or through a private sale or transfer. We may amend or supplement this prospectus from time to time to update information provided in the table.
On January 29, 2018, prior to the closing of the Merger, Private Innovate issued to the selling stockholders 31,678,964 shares of common stock at $0.9609 per share and five-year warrants to purchase 3,774,039 shares of common stock at an exercise price of $1.201125 for aggregate gross proceeds of $18,132,660.50 (the “Equity Issuance”). Certain of the warrants were issued to affiliates of H.C. Wainwright & Co., LLC and GP Nurmenkari Inc., the placement agents for the Equity Issuance. The shares were exchanged in connection with the Merger for 11,938,632 shares of common stock. The warrants were exchanged in connection with the Merger for warrants to purchase 2,051,771 shares of common stock.
On January 29, 2018, Monster and Private Innovate completed a reverse recapitalization in accordance with the terms of the Merger Agreement, by and among Monster, Merger Sub and Private Innovate, which changed its name in connection with the transaction to IB Pharmaceuticals Inc. Pursuant to the Merger Agreement, Merger Sub merged with and into IB Pharmaceuticals with IB Pharmaceuticals surviving as the wholly owned subsidiary of Monster. Immediately following the Merger, Monster changed its name to Innovate Biopharmaceuticals, Inc. In connection with the closing of the Merger, Innovate’s common stock began trading on the Nasdaq Capital Market under the ticker symbol “INNT” on February 1, 2018.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with Monster or Private Innovate (as applicable) or otherwise, to information about Monster or Private Innovate (as applicable).

Selling Stockholder	Shares beneficially owned prior to offering	Number of shares being offered	Shares beneficially owned after offering	Percentage of outstanding shares beneficially owned after offering(1)
Adolfo & Donna Carmona(2)	52,635	52,635	—	*
Alan McIntyre(3)	23,561	23,561	—	*
Alexander J. Brown Trust(4)	34,200	34,200	—	*
Alexandra Koeppel(5)	23,532	23,532	—	*
Andrew and Melissa Fisher(6)	47,064	47,064	—	*
Argjent Mena & Lara Sabani(7)	9,413	9,413	—	*
B3 Group LLC(8)	470,642	470,642	—	*
Barry Shemaria(9)	14,120	14,120	—	*
Basil Palmeri(10)	14,120	14,120	—	*
Bozarth LLC(11)	23,532	23,532	—	*
Brenda & Dave Rickey Family Foundation(12)	16,473	16,473	—	*
Brian & Andrea Fischhoff(13)	11,765	11,765	—	*

Selling Stockholder	Shares beneficially owned prior to offering	Number of shares being offered	Shares beneficially owned after offering	Percentage of outstanding shares beneficially owned after offering(1)
Brian Eliot Peierls(14)	56,477	56,477	—	*
Bruce & Mitsie Levy(15)	23,532	23,532	—	*
Carl J. Domino(16)	47,064	47,064	—	*
Casimir S. Skrzypczak(17)	16,473	16,473	—	*
Charmi Vijapura(18)	47,064	47,064	—	*
Chirag Shah(19)	7,059	7,059	—	*
Christopher Washburn(20)	14,120	14,120	—	*
Clay Lebhar(21)	23,531	23,531	—	*
Dennis R. DeLoach, Jr. & Faye M. DeLoach(22)	11,766	11,766	—	*
Donald Sesterhenn(23)	11,765	11,765	—	*
Douglas Rivers(24)	235,321	235,321	—	*
Dyke Rogers(25)	94,128	94,128	—	*
E. Jeffrey Peierls(26)	70,596	70,596	—	*
Edward O’Connell(27)	9,413	9,413	—	*
Edward P. Swyer LLC(28)	235,321	235,321	—	*
Foster Family Trust(29)	23,532	23,532	—	*
FourJr Investments LTD(30)	23,532	23,532	—	*
Frederick B. Epstein(31)	11,766	11,766	—	*
GSB Holdings, Inc.(32)	235,321	235,321	—	*
Gubbay Investments, LLC(33)	16,507	16,507	—	*
Gwen Swenson-Hale(34)	11,765	11,765	—	*
Howard & Susan Kalka(35)	35,328	35,328	—	*
Howard Stringer(36)	11,766	11,766	—	*
Intracoastal Capital, LLC(37)	47,064	47,064	—	*
Iroquois Capital Investment Group LLC(38)	28,238	28,238	—	*
Iroquois Master Fund Ltd(39)	89,422	89,422	—	*
Irwin Gruverman(40)	11,765	11,765	—	*
Jai V. Desai(41)	14,119	14,119	—	*
James H. Wiesenberg(42)	11,765	11,765	—	*
James J. Watson(43)	23,532	23,532	—	*
James L. Dritz(44)	18,826	18,826	—	*
Jan Arnett(45)	47,064	47,064	—	*
Jay M. Haft(46)	11,766	11,766	—	*

Selling Stockholder	Shares beneficially owned prior to offering	Number of shares being offered	Shares beneficially owned after offering	Percentage of outstanding shares beneficially owned after offering(1)
Jayesh K. Patel & Bela J. Patel(47)	47,064	47,064	—	*
Jesal Kothari(48)	7,059	7,059	—	*
Jimmy R. Hasley(49)	14,120	14,120	—	*
Joan L Bonanno TTE U/A DTD 12/05/2002 By Joan L Bonanno(50)	47,064	47,064	—	*
John Q Joubert & Terri L Joubert(51)	47,064	47,064	—	*
John E. Kyees(52)	11,766	11,766	—	*
John V. Wagner, Jr.(53)	35,298	35,298	—	*
Juli-Ann Cialone(54)	4,707	4,707	—	*
Kara Lynn Hart(55)	11,765	11,765	—	*
Keith J. Gelles(56)	23,532	23,532	—	*
Lars Bader(57)	470,642	470,642	—	*
Lee J. Seidler Revocable Trust DTD 4/12/1990(58)	23,561	23,561	—	*
Mackie Klingbeil(59)	23,561	23,561	—	*
Mahendra Doobay(60)	4,706	4,706	—	*
Meryle Evans Family Trust(61)	11,766	11,766	—	*
Michael J. Pierce(62)	94,128	94,128	—	*
Michael M. Mainero(63)	11,766	11,766	—	*
Michael Stark(64)	11,765	11,765	—	*
MITZ ZHU YAN,LP(65)	23,532	23,532	—	*
N. Michael Wolsonovich, Jr.(66)	7,060	7,060	—	*
Nomis Bay LTD(67)	1,411,924	1,411,924	—	*
Northlea Partners LLLP(68)	11,765	11,765	—	*
OHB Family Trust(69)	23,532	23,532	—	*
Pamela M. Baker & Russell S. Baker(70)	23,532	23,532	—	*
Peter S. Kastner(71)	23,532	23,532	—	*
Provident Trust Group LLC FBO Universal Technology Inc. 401K Plan FBO Robert G. Curtin(72)	135,671	135,671	—	*
Rameshchandra Dabhi(73)	23,531	23,531	—	*
Raphael Tshibangu(74)	18,826	18,826	—	*
Raymond J Bonanno TTE U/A DTD 12/05/2002 By Raymond J Bonanno(75)	47,064	47,064	—	*
Renald J. & Catherine C. Anelle(76)	23,561	23,561	—	*
Richard A Brown Trust(77)	81,403	81,403	—	*

Selling Stockholder	Shares beneficially owned prior to offering	Number of shares being offered	Shares beneficially owned after offering	Percentage of outstanding shares beneficially owned after offering(1)
Richard David(78)	23,532	23,532	—	*
Rickey Family Trust dtd 3/22/16(79)	30,592	30,592	—	*
Robert Caione(80)	23,532	23,532	—	*
Robert G. Curtin(81)	4,975	4,975	—	*
Robert Harrigan(82)	26,316	26,316	—	*
RS & VS LTD(83)	11,765	11,765	—	*
RS Irrevocable Trust(84)	235,321	235,321	—	*
Russell S. Dritz(85)	7,060	7,060	—	*
Saha Living LLC(86)	47,064	47,064	—	*
Sal DeStefano(87)	11,765	11,765	—	*
Satterfield Vintage Investments, LP(88)	117,673	117,673	—	*
SDL Ventures, LLC(89)	141,192	141,192	—	*
Sphera Global Healthcare Master Fund(90)	1,142,717	1,142,717	—	*
HFR HE Sphera Global Healthcare Master Trust (91)	33,886	33,886	—	*
Stephen A. DiChiara(92)	7,059	7,059	—	*
Steven M. Cohen(93)	18,826	18,826	—	*
Suresh Patel(94)	11,765	11,765	—	*
The Fourys Co. LTD(95)	37,652	37,652	—	*
The Peierls Bypass Trust(96)	6,588	6,588	—	*
The Peierls Foundation, Inc.(97)	316,271	316,271	—	*
UD E.F. Peierls for Brian E. Peierls(98)	24,473	24,473	—	*
UD E.F. Peierls for E. Jeffrey Peierls(99)	24,473	24,473	—	*
UD E.S. Peierls for E.F. Peierls et al(100)	16,943	16,943	—	*
UD Ethel F. Peierls Charitable Lead Trust(101)	37,651	37,651	—	*
UD J.N. Peierls for Brian Eliot Peierls(102)	31,063	31,063	—	*
UD J.N. Peierls for E. Jeffrey Peierls(103)	31,063	31,063	—	*
UKR Partners LLC(104)	1,579,559	1,579,559	—	*
UW E.S. Peierls for Brian E. Peierls - Accumulation(105)	22,590	22,590	—	*
UW E.S. Peierls for E. Jeffrey Peierls - Accumulation(106)	13,177	13,177	—	*
UW J.N. Peierls for Brian E. Peierls(107)	27,297	27,297	—	*
UW J.N. Peierls for E. Jeffrey Peierls(108)	27,297	27,297	—	*
Vijay & Tejal Patel(109)	117,659	117,659	—	*

Selling Stockholder	Shares beneficially owned prior to offering	Number of shares being offered	Shares beneficially owned after offering	Percentage of outstanding shares beneficially owned after offering(1)
Valley Forge Investments LLC(110)	94,128	94,128	—	*
Walter G. Gans(111)	7,060	7,060	—	*
Yisroel Brauner & Chana Brauner(112)	23,532	23,532	—	*
Amit Patel	69,267	69,267	—	*
Anthony Barrett	58,869	58,869	—	*
Ashit Vijapura	80,298	80,298	—	*
Ashwin N. Patel & Achala A. Patel	107,065	107,065	—	*
Atul and Namrata Wadhwa	41,346	41,346	—	*
Bearing Circle Capital LLC	109,242	109,242	—	*
Bhavesh Patel	14,229	14,229	—	*
Bhikabhai Nayi	13,104	13,104	—	*
Bijal Patel	15,728	15,728	—	*
Bindu Sangani	80,344	80,344	—	*
Charles Mosseri-Marlio	153,442	153,442	—	*
David Cassimus	13,836	13,836	—	*
David Purdy	74,800	74,800	—	*
Deepen R. Patel	5,423	5,423	—	*
Himanshu M. Patel	51,511	51,511	—	*
Hiren K. Patel	27,784	27,784	—	*
Howard Yee	20,578	20,578	—	*
Nailesh Sangani	132,051	132,051	—	*
Janet League Katzin	222,555	222,555	—	*
Jay Madan	6,839	6,839	—	*
Jigar J. Patel	7,939	7,939	—	*
Jonathan Barrett	162,065	162,065	—	*
JRK Inc.	27,419	27,419	—	*
Juan Vallarino	60,044	60,044	—	*
Justin Prior	15,554	15,554	—	*
Karl Pinto	14,972	14,972	—	*
Kumar Patel	68,500	68,500	—	*
Malika Sangani	53,002	53,002	—	*
Malur R. Balaji	53,522	53,522	—	*
Marilyn Hemani	40,276	40,276	—	*
Mary Cheeran	53,532	53,532	—	*

Selling Stockholder	Shares beneficially owned prior to offering	Number of shares being offered	Shares beneficially owned after offering	Percentage of outstanding shares beneficially owned after offering(1)
Michael Mindlin	60,297	60,297	—	*
Nalini Krishnankutty	13,385	13,385	—	*
Niranjana Patel	8,135	8,135	—	*
ONE by NP	26,358	26,358	—	*
Parul T. Patel	53,532	53,532	—	*
Piyush Patel	26,761	26,761	—	*
Praful Patel	106,507	106,507	—	*
Prentice Lending II LLC	695,562	695,562	—	*
Raj S. Shah	13,104	13,104	—	*
Rajesh and Suny Patel	27,799	27,799	—	*
Rajesh B. Patel	68,460	68,460	—	*
Rakesh Shah	80,621	80,621	—	*
Rameschchandra Dabhi	105,951	105,951	—	*
Ramesh Donthamsetty	30,689	30,689	—	*
Rathin Patel	13,906	13,906	—	*
Saurabh Shah	14,214	14,214	—	*
SDS Capital Partners II, LLC	262,924	262,924	—	*
Sebastian Prior	15,554	15,554	—	*
Shuchin Bajaj	5,693	5,693	—	*
Sireesh Appajosyula	30,689	30,689	—	*
Subhashini Chandran	5,692	5,692	—	*
Sujata Shah	53,522	53,522	—	*
Sunil and Prity Vaidya	80,298	80,298	—	*
Sunil Kumar S. Reddy	26,761	26,761	—	*
Todd Gallinek	8,536	8,536	—	*
Vijay Patel & Mrs. Tejal Patel	106,312	106,312	—	*
Vijay Taunk	53,522	53,522	—	*
Vikram Patel	80,750	80,750	—	*
Wallace R. Nelms	22,768	22,768	—	*
Aaron Segal(113)	115,501	115,501	—	*
David Landskowsky(114)	74,158	74,158	—	*
Eric Rubenstein(115)	74,158	74,158	—	*
Todd Harrigan(116)	60,419	60,419	—	*
Tim Herrmann(117)	30,387	30,387	—	*

Selling Stockholder	Shares beneficially owned prior to offering	Number of shares being offered	Shares beneficially owned after offering	Percentage of outstanding shares beneficially owned after offering(1)
Scott Cardone(118)	18,612	18,612	—	*
Albert Pezone(119)	29,363	29,363	—	*
Steven Nicholson(120)	8,471	8,471	—	*
Kimberly Bechtle(121)	3,677	3,677	—	*
Lindsey McGrandy(122)	2,680	2,680	—	*
Richard Mish(123)	2,038	2,038	—	*
Michael Vasinkevich(124)	141,718	141,718	—	*
Sean Hagerty(125)	39,891	39,891	—	*
Noam Rubinstein(126)	26,244	26,244	—	*
Charles Worthman(127)	2,100	2,100	—	*
Total	13,990,403

*	Less than 1%
(1)	Based upon 25,695,602 shares of common stock outstanding as of the close of business on July 5, 2018 (the “Measurement Date”) in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.
(2)	Shares beneficially owned includes a warrant to purchase 8,773 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(3)	Shares beneficially owned includes a warrant to purchase 3,927 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(4)	Shares beneficially owned includes a warrant to purchase 5,700 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(5)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(6)	Shares beneficially owned includes a warrant to purchase 7,844 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(7)	Shares beneficially owned includes a warrant to purchase 1,569 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(8)	Shares beneficially owned includes a warrant to purchase 78,441 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(9)	Shares beneficially owned includes a warrant to purchase 2,354 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(10)	Shares beneficially owned includes a warrant to purchase 2,354 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(11)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(12)	Shares beneficially owned includes a warrant to purchase 2,746 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(13)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.

(14)	Shares beneficially owned includes a warrant to purchase 9,413 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(15)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(16)	Shares beneficially owned includes a warrant to purchase 7,844 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(17)	Shares beneficially owned includes a warrant to purchase 2,746 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(18)	Shares beneficially owned includes a warrant to purchase 7,844 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(19)	Shares beneficially owned includes a warrant to purchase 1,177 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(20)	Shares beneficially owned includes a warrant to purchase 2,354 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(21)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(22)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(23)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(24)	Shares beneficially owned includes a warrant to purchase 39,221 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(25)	Shares beneficially owned includes a warrant to purchase 15,688 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(26)	Shares beneficially owned includes a warrant to purchase 11,766 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(27)	Shares beneficially owned includes a warrant to purchase 1,569 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(28)	Shares beneficially owned includes a warrant to purchase 39,221 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(29)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(30)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(31)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(32)	Shares beneficially owned includes a warrant to purchase 39,221 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(33)	Shares beneficially owned includes a warrant to purchase 2,752 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(34)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(35)	Shares beneficially owned includes a warrant to purchase 5,888 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(36)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.

(37)
Shares beneficially owned includes a warrant to purchase 7,844 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(38)	Shares beneficially owned includes a warrant to purchase 4,707 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(39)	Shares beneficially owned includes a warrant to purchase 14,904 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(40)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(41)	Shares beneficially owned includes a warrant to purchase 2,354 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(42)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(43)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(44)	Shares beneficially owned includes a warrant to purchase 3,138 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(45)	Shares beneficially owned includes a warrant to purchase 7,844 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(46)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(47)	Shares beneficially owned includes a warrant to purchase 7,844 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(48)	Shares beneficially owned includes a warrant to purchase 1,177 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(49)	Shares beneficially owned includes a warrant to purchase 2,354 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(50)	Shares beneficially owned includes a warrant to purchase 7,844 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(51)	Shares beneficially owned includes a warrant to purchase 7,844 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(52)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(53)	Shares beneficially owned includes a warrant to purchase 5,883 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(54)	Shares beneficially owned includes a warrant to purchase 785 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(55)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(56)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(57)	Shares beneficially owned includes a warrant to purchase 78,441 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(58)	Shares beneficially owned includes a warrant to purchase 3,927 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.

(59)	Shares beneficially owned includes a warrant to purchase 3,927 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(60)	Shares beneficially owned includes a warrant to purchase 785 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(61)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(62)	Shares beneficially owned includes a warrant to purchase 15,688 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(63)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(64)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(65)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(66)	Shares beneficially owned includes a warrant to purchase 1,177 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(67)	Shares beneficially owned includes a warrant to purchase 235,321 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(68)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(69)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(70)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(71)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(72)	Shares beneficially owned includes a warrant to purchase 22,612 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(73)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(74)	Shares beneficially owned includes a warrant to purchase 3,138 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(75)	Shares beneficially owned includes a warrant to purchase 7,844 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(76)	Shares beneficially owned includes a warrant to purchase 3,927 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(77)	Shares beneficially owned includes a warrant to purchase 13,568 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(78)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(79)	Shares beneficially owned includes a warrant to purchase 5,099 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(80)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(81)	Shares beneficially owned includes a warrant to purchase 830 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(82)	Shares beneficially owned includes a warrant to purchase 4,386 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.

(83)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(84)	Shares beneficially owned includes a warrant to purchase 39,221 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(85)	Shares beneficially owned includes a warrant to purchase 1,177 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(86)	Shares beneficially owned includes a warrant to purchase 7,844 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(87)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(88)	Shares beneficially owned includes a warrant to purchase 19,613 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(89)	Shares beneficially owned includes a warrant to purchase 23,532 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(90)	Shares beneficially owned includes a warrant to purchase 190,453 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(91)	Shares beneficially owned includes a warrant to purchase 5,648 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(92)	Shares beneficially owned includes a warrant to purchase 1,177 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(93)	Shares beneficially owned includes a warrant to purchase 3,138 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(94)	Shares beneficially owned includes a warrant to purchase 1,961 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(95)	Shares beneficially owned includes a warrant to purchase 6,276 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(96)	Shares beneficially owned includes a warrant to purchase 1,098 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(97)	Shares beneficially owned includes a warrant to purchase 52,712 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(98)	Shares beneficially owned includes a warrant to purchase 4,079 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(99)	Shares beneficially owned includes a warrant to purchase 4,079 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(100)	Shares beneficially owned includes a warrant to purchase 2,824 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(101)	Shares beneficially owned includes a warrant to purchase 6,276 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(102)	Shares beneficially owned includes a warrant to purchase 5,178 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(103)	Shares beneficially owned includes a warrant to purchase 5,178 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(104)	Shares beneficially owned includes a warrant to purchase 117,661 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(105)	Shares beneficially owned includes a warrant to purchase 3,765 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(106)	Shares beneficially owned includes a warrant to purchase 2,196 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.

(107)	Shares beneficially owned includes a warrant to purchase 4,550 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(108)	Shares beneficially owned includes a warrant to purchase 4,550 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(109)	Shares beneficially owned includes a warrant to purchase 19,610 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(110)	Shares beneficially owned includes a warrant to purchase 15,688 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(111)	Shares beneficially owned includes a warrant to purchase 1,177 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(112)	Shares beneficially owned includes a warrant to purchase 3,922 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(113)	Shares beneficially owned includes a warrant to purchase 115,501 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(114)	Shares beneficially owned includes a warrant to purchase 74,158 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(115)	Shares beneficially owned includes a warrant to purchase 74,158 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(116)	Shares beneficially owned includes a warrant to purchase 60,419 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(117)	Shares beneficially owned includes a warrant to purchase 30,387 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(118)	Shares beneficially owned includes a warrant to purchase 18,612 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(119)	Shares beneficially owned includes a warrant to purchase 29,363 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(120)	Shares beneficially owned includes a warrant to purchase 8,471 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(121)	Shares beneficially owned includes a warrant to purchase 3,677 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(122)	Shares beneficially owned includes a warrant to purchase 2,680 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(123)	Shares beneficially owned includes a warrant to purchase 2,038 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(124)	Shares beneficially owned includes a warrant to purchase 141,718 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(125)	Shares beneficially owned includes a warrant to purchase 39,891 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(126)	Shares beneficially owned includes a warrant to purchase 26,244 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.
(127)	Shares beneficially owned includes a warrant to purchase 2,100 shares of our common stock, which is fully exercisable for up to five (5) years from the date of purchase.

PLAN OF DISTRIBUTION
We and/or the selling stockholders, if applicable, may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices.
The prospectus supplement relating to any offering will include the following information:

▪	the terms of the offering;

▪	the names of any underwriters or agents;

▪	the name or names of any managing underwriter or underwriters;

▪	the purchase price of the securities;

▪	the net proceeds from the sale of the securities;

▪	any delayed delivery arrangements;

▪	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

▪	any discounts or concessions allowed or reallowed or paid to dealers; and

▪	any commissions paid to agents.
Sale through Underwriters or Dealers
If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.
Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities offered pursuant to this prospectus.
If dealers are used in the sale of securities offered through this prospectus, we or the selling stockholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We or the selling stockholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us or the selling stockholders.

Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We or the selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.
At-the-Market Offerings
To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us, on one hand, and the underwriters or agents, on the other. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. Any such agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase blocks of our common stock or other securities. The terms of any such agreement will be set forth in more detail in the applicable prospectus or prospectus supplement.
Delayed Delivery Contracts
If the prospectus supplement indicates, we or the selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.
Derivative Transactions and Hedging
We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.
Electronic Auctions
We or the selling stockholders may also make sales through the Internet or through other electronic means. Since we or the selling stockholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement. Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.
Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.
Rule 144
The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conforms to the requirements of that rule.
The selling stockholders and any broker-dealers that act in connection with the sale of securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. In the event that any selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We and the selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
General Information
Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us or the selling stockholders against certain liabilities, including liabilities under the Securities Act. Agents, dealers, and underwriters may engage in transactions with or perform services for us in the ordinary course of their businesses.

DESCRIPTION OF CAPITAL STOCK
This section summarizes our authorized and outstanding securities and certain of the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.
General
The Company’s authorized capital stock consists of 360,000,000 shares of capital stock, par value $0.0001 per share, of which 350,000,000 shares are common stock, par value $0.0001 per share and 10,000,000 of preferred stock, par value $0.0001. As of July 5, 2018, the Company had 25,695,602 shares of common stock outstanding held by approximately 341 shareholders of record, and no shares of preferred stock outstanding.
Common Stock
The holders of our common stock (i) have equal ratable rights to dividends from funds legally available, therefore, when, as and if declared by our Board; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. Reference is made to the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of the Company’s securities.
Preferred Stock
The Company has authorized 10,000,000 shares of preferred stock. There is no preferred stock outstanding.
Non-cumulative Voting
Holders of shares of our common stock do not have cumulative voting rights; meaning that the holders of 50.1% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.
Dividends
We have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.
Warrants
As of the date of this registration statement, the Company has warrants outstanding, which entitle their holders to purchase (i) 1,702,216 shares of common stock, with a term of five years and an exercise price of $3.18 per share, and (ii) 349,555 shares of common stock, with a term of five years and an exercise price of $2.54 per share. Such warrants contain certain customary exceptions, as well as customary provisions for adjustment in the event of stock splits, subdivision or combination, mergers, and similar business combinations.
Anti-Takeover Effects of Certain Provisions of Delaware Law and Charter and Bylaw Provisions
Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Certain Limitations on Stockholder Actions. Our bylaws will also impose some procedural requirements on stockholders who wish to:

▪	make nominations in the election of directors;

▪	propose that a director be removed;

▪	propose any repeal or change in our bylaws; or
▪propose any other business to be brought before an annual or special meeting of stockholders.
Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

▪	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

▪	the stockholder’s name and address;

▪	any material interest of the stockholder in the proposal;

▪	the number of shares beneficially owned by the stockholder and evidence of such ownership; and
▪the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.
To be timely, a stockholder must generally deliver notice not less than 90 days prior the anniversary date of the immediately preceding annual meeting of stockholders.
In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus and other legal matters will be passed upon for us by Wilson Sonsini Goodrich & Rosati, PC, San Diego, California. Additional legal matters may be passed upon for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS
The consolidated financial statements of Monster Digital, Inc., as of December 31, 2017 and 2016, and for the years then ended, have been incorporated by reference herein and in the registration statement, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, in reliance upon the report of CohnReznick LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Mayer Hoffman McCann P.C., our independent registered public accounting firm, has audited our balance sheets as of December 31, 2017 and 2016, and the related statements of operations and comprehensive loss, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2017, as set forth in their report, which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern. We have incorporated by reference the financial statements in this registration statement in reliance on the report of Mayer Hoffman McCann P.C. given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge at our website at http://www.innovatebiopharma.com. Such information is made available on our website as soon as reasonably practicable after we electronically file it with or furnish it to the SEC. Information contained on our website is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means we may disclose important information to you by referring you to other documents we file separately with the SEC. The information we incorporate by reference is considered a part of this prospectus. We hereby incorporate by reference the following documents:

▪	Innovate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 14, 2018, as amended on June 29, 2018;

▪	Innovate’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 15, 2018; and

▪
Innovate’s Current Reports on Form 8-K filed on January 5, January 11, February 2 (as amended on March 29, 2018, and April 18, 2018), February 22, February 23, March 14, April 20, May 15, June 18, and June 29, 2018.

Any information in the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information. We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. All filings made with the SEC pursuant to the Exchange Act after the date of this Registration Statement and prior to effectiveness of the Registration Statement are incorporated by reference. Information in such future filings shall be deemed to update and supplement the information provided in this prospectus, and any statements in such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that the statements in the later filed document modify or replace such earlier statements.
You may obtain from us copies of the documents incorporated by reference in this prospectus, at no cost, by requesting them in writing or by telephone at:
Innovate Biopharmaceuticals, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, NC 27615
(919) 275-1933

Up to $40 million
Common Stock

PROSPECTUS SUPPLEMENT

SunTrust Robinson Humphrey

July 22, 2020